Exhibit 99.1

                  PIKE ELECTRIC REPORTS FISCAL 2005 RESULTS;
            FOURTH QUARTER REVENUES INCREASE 65.5% OVER PRIOR YEAR

      Highlights:

     - Revenue growth 65.5% for Q4 and 90% for year

     - Completes IPO and pays off $122.0 million in debt with proceeds

     - Record storm revenue of $149.3 million for fiscal year

    MOUNT AIRY, N.C., Sept. 14 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation's largest providers of outsourced electric distribution and transmission services, today announced its financial results for the fiscal fourth quarter and year ended June 30, 2005.

    Fourth Quarter Results

    For the fourth quarter, revenues increased $61.4 million, or 65.5%, to $155.0 million from $93.6 million for the same quarter a year ago, driven primarily by the acquisition of Red Simpson, Inc. in July 2004 and organic growth resulting from strong customer demand. Storm restoration revenues did not have a material effect on the quarter, representing $2.3 million of total revenues compared with $6.8 million a year ago.

    As expected, the fourth quarter net loss totaled ($14.0) million, or ($0.65) per diluted share, compared to net income of $5.9 million, or $0.24 per diluted share, for the fourth quarter of the prior year. The 2005 net loss included $26.5 million of charges, comprised of (i) $18.7 million in deferred compensation related to the Red Simpson acquisition, (ii) $4.0 million for the termination of Pike's management agreement with Lindsay Goldberg & Bessemer,
(iii) $3.4 million in Red Simpson acquisition integration costs and (iv) $0.4 million of discontinued management fees. The fourth quarter of fiscal 2004 included a charge of $0.3 million for discontinued management fees. Excluding these charges, net of income tax effect, net income as adjusted (non-GAAP) was $2.2 million or $0.10 per diluted share for the fourth quarter of fiscal 2005. A reconciliation of net loss to net income as adjusted (non-GAAP) is included in the attached table.

    "In the fourth quarter, Pike Electric continued to build on our history of steady, sustained revenue growth," said J. Eric Pike, chairman and chief executive officer. "During the quarter, we also continued to add crews in response to strong customer demand, which we believe is being driven by ongoing attractive industry trends. As a result of this demand and the acquisition of Red Simpson, we increased our number of employees by the end of the fiscal year to approximately 6,800, compared with approximately 4,800 a year ago. Additionally, we achieved two important milestones in our 60-year history: completing the integration of our acquisition of Red Simpson in June 2005 as well as our initial public offering in July 2005. We are optimistic about our prospects for fiscal 2006 as we continue to leverage our industry leadership position," Mr. Pike said. "We will do this by capitalizing on the continuing industry trends of customer outsourcing and distribution and transmission upgrade requirements, gaining market share through operational excellence, and leveraging our established infrastructure."

    Twelve Month Results

    For the fiscal year ended June 30, 2005, revenues increased $322.5 million, or 90.4% to $679.2 million from $356.7 million for fiscal 2004. The increase was driven primarily by the acquisition of Red Simpson, Inc. in July 2004, the highest annual storm revenues in our history and organic growth resulting from strong demand for our services. Our powerline services revenue increased $216.2 million, or 68.9%, to $529.9 million in the twelve months ended June 30, 2005. The Red Simpson acquisition accounted for approximately $185.1 million, or 59.0% of this increase while Pike's organic growth accounted for the remaining 9.9%. Additionally, storm restoration revenues increased $106.3 million to $149.3 million for fiscal year 2005 from $43.0 million in fiscal 2004. The increase was primarily the result of the largest storm restoration event in our history when four hurricanes affected Florida and the surrounding Gulf states during August and September of 2004.

    As expected, the net loss for fiscal year 2005 was ($3.2) million or ($0.11) per diluted share, compared to net income of $16.5 million, or $0.68 per diluted share for the prior fiscal year. The net loss for fiscal year 2005 included $62.1 million of charges comprised of (i) $23.5 million in deferred compensation related to the Red Simpson acquisition, (ii) $14.0 million related to the redemption of preferred stock, (iii) $6.7 million of a write-off of deferred loan fees, (iv) $4.7 million in Red Simpson acquisition integration costs, (v) $4.2 million in recapitalization charges related to the buyback of options in December 2004, (vi) $4.0 million for the termination of our management agreement with Lindsay Goldberg & Bessemer, (vii) $2.4 million in restricted stock charges related to the Red Simpson acquisition, (viii) $1.5 million in discontinued management fees, and (ix) $1.1 million in discontinued performance bonuses related to the Red Simpson acquisition. Fiscal 2004 included a charge of $1.0 million for discontinued management fees. Excluding the charges, net of income tax effect, net income as adjusted (non-GAAP) was $39.9 million or $1.44 per diluted share for fiscal year 2005. A reconciliation of net loss to net income as adjusted (non-GAAP) is included in the attached table.

    "We are proud of our company's ability to service our customers in extraordinary circumstances, as evidenced by fiscal 2005's growth in revenue from increased powerline and storm restoration services," Mr. Pike said. "The strong revenue growth was partially offset by the many charges related to our acquisition and refinancing transactions as a private company. In fiscal 2006, we look forward to a year that will demonstrate the earnings potential of our company."

    Initial Public Offering

    Pike completed its initial public offering of 10 million shares, which began trading on July 27, 2005, on the New York Stock Exchange. Net proceeds of $122.0 million from the offering were used to repay long-term debt of the Company. In August 2005, Pike's underwriters exercised their over-allotment option of an additional 2.0 million shares granted by one selling shareholder, resulting in a total of 5.5 million shares sold by selling shareholders.

    Outlook

    "Pike Electric will provide annual guidance because our approach to this business is based on steady, long-term performance," Mr. Pike said. "We cannot predict our storm revenues in terms of which quarter they will occur, but we do expect a normalized base of $30 million in storm revenues annually, based on long-term historical averages. Hurricane Katrina has caused us to increase this storm expectation to near double our base expectation for fiscal 2006. Over the past 10 years, we have grown revenues at a compounded annual growth rate of 10.6%, and we expect to continue to grow revenues and earnings at or near double digit levels over the long term, while maintaining our industry-leading operating margins."

    Conference Call

    Pike Electric's conference call to discuss fourth quarter and fiscal year results is scheduled for 10:30 a.m. EDT today, September 14, 2005. This call will be available live and by replay over the Internet at www.pike.com in the Investor Relations section.

    About Pike Electric

    Pike Electric Corporation is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric Corporation services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company's website at www.pike.com

    Safe Harbor

    This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are included the Outlook section of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric's business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customer have no obligation to assign work to us and these arrangements are generally terminable on short notice; it may not be able to successfully integrate the Red Simpson operations and realize the anticipated benefits; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate and demand for services may be cyclical and vulnerable to industry and economic downturn. These and other risks and uncertainties detailed in the Risk Factors section of its Registration Statement on Form S-1 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                     Quarter ended               Year ended
                                                        June 30,                  June 30,
                                                -----------------------   -----------------------
                                                   2004         2005         2004         2005
                                                ----------   ----------   ----------   ----------
Revenues                                        $   93,639   $  154,950   $  356,697   $  679,197
Cost of operations                                  76,793      157,281      300,313      585,354

Gross profit (loss)                                 16,846       (2,331)      56,384       93,843
General and administrative expenses                  4,762       14,361       18,812       47,867
Loss on sale of property and
 equipment                                             160          329          265          585

Income (loss) from operations                       11,924      (17,021)      37,307       45,391
Other expense (income):
  Interest expense                                   2,438        5,973        9,192       40,238
  Other, net                                            (2)         (36)         (19)        (130)
Total other expense                                  2,436        5,937        9,173       40,108

Income (loss) from continuing
 operations before income taxes                      9,488      (22,958)      28,134        5,283
Income tax expense (benefit)                         3,688       (8,960)      11,276        8,469

Income (loss) from continuing
 operations                                          5,800      (13,998)      16,858       (3,186)
Gain (loss) from discontinued
 operations, net of taxes                               54            -         (330)           -

Net income (loss)                               $    5,854   $  (13,998)  $   16,528   $   (3,186)

Basic earnings (loss) per common share:
  Income (loss) from continuing
   operations                                   $     0.24   $    (0.65)  $     0.69   $    (0.11)
  Loss from discontinued
   operations,                                           -            -        (0.01)           -
  Net income (loss) available to
   common stockholders                          $     0.24   $    (0.65)  $     0.68   $    (0.11)

Weighted average basic common
 shares outstanding                                 24,437       21,484       24,437       27,709

Diluted earnings (loss) per common share:
  Income (loss) from continuing
   operations                                   $     0.24   $    (0.65)  $     0.69   $    (0.11)
  Loss from discontinued
   operations                                            -            -        (0.01)           -
  Net income (loss) available to
   common stockholders                          $     0.24   $    (0.65)  $     0.68   $    (0.11)

Weighted average diluted common
 shares outstanding                                 24,437       21,484       24,437       27,709

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                                 June 30,
                                                         -----------------------
                                                           2004          2005
                                                         ----------   ----------
                ASSETS
Current assets:
 Cash and cash equivalents                               $    4,937   $    3,106
 Accounts receivable, net                                    29,297       60,690
 Work completed not billed                                   35,801       64,568
 Inventories                                                  6,162        7,321
 Prepaid and other                                            1,167       11,205
 Deferred income taxes                                        2,635        4,838
  Total current assets                                       79,999      151,728
Property and equipment, net                                 190,600      281,842
Goodwill                                                      3,000       91,826
Other intangibles, net                                            -       55,128
Deferred loan costs, net                                      5,583        9,879
Other assets                                                  7,914        2,052
  Total assets                                           $  287,096   $  592,455
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                        $    4,741   $   19,574
 Accrued compensation                                        15,865       24,586
 Accrued expenses and other                                   2,909        9,257
 Current portion deferred compensation                          100       12,202
 Current portion of insurance claim
  and accruals                                                1,887        4,938
 Current portion of long-term debt                                -          250
 Revolving credit facility                                   13,000       11,500
  Total current liabilities                                  38,502       82,307
Long-term debt, net of current portion                      137,000      407,750
Deferred income taxes                                        43,980       71,467
Insurance and claim accruals, net of
 current portion                                              5,614       13,484
Mandatorily redeemable preferred stock                        5,810            -
Deferred compensation, net of current
 portion                                                      4,197       16,904
Other liabilities                                             2,710           60
Stockholders' equity:
 Common stock, par value $0.001 per share;
  100,000 shares authorized; 24,437 and 21,484
  shares issued and outstanding at June 30, 2004 and
  June 30, 2005, respectively                                 1,656        6,415
 Additional paid-in capital                                       -          105
 Unearned compensation                                            -         (879)
 Retained earnings                                           47,627       (5,158)
  Total stockholders' equity                                 49,283          483
  Total liabilities and stockholders'
   equity                                                $  287,096   $  592,455

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES

         RECONCILIATION OF NET LOSS TO NET INCOME AS ADJUSTED (NON-GAAP)
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                      Quarter        Year
                                                       Ended         Ended
                                                      June 30,     June 30,
                                                        2005         2005
                                                     ----------   ----------
GAAP net loss                                        $  (13,998)  $   (3,186)

Adjustments to reconcile net loss to
 net income as adjusted (non-GAAP)
  Deferred compensation expense (a)                      18,688       23,456
  Preferred stock interest expense (b)                        -       13,993
  Deferred loan fee write-offs (c)                            -        6,659
  Integration expenses (d)                                3,407        4,719
  Option buyback expense (e)                                  -        4,217
  Termination of management agreement (f)                 4,000        4,000
  Restricted stock expense (g)                               73        2,432
  Discontinued management fees (f)                          375        1,500
  Discontinued performance bonus plan (h)                     -        1,116
                                                         26,543       62,092

Income tax effect of adjustments                        (10,352)     (18,999)

Net income as adjusted (non-GAAP)                    $    2,193   $   39,907

GAAP basic and diluted loss per share                $    (0.65)  $    (0.11)

Net income as adjusted (non-GAAP)
 basic and diluted earnings per share                $     0.10   $     1.44

Weighted average basic and diluted
 shares outstanding                                      21,484       27,709

     (a) Deferred compensation represents amounts accrued for deferred compensation we agreed to pay certain Red Simpson supervisors and managers in connection with the Red Simpson acquisition. We amended the agreements regarding these deferred compensation payments. We recorded expense of $18.7 million and $23.5 million for the fourth quarter and year ended June 30, 2005, respectively. Included in these fourth quarter totals is a one-time compensation charge of approximately $18.0 million related to the amendment. Also, as a result of the amendment we will not have any deferred compensation charges in future periods.

     (b) Preferred stock interest expense is the charge resulting from the redemption of our Series A preferred stock in January 2005, at a redemption price greater than its carrying value.

     (c) Deferred loan fees of $5.6 million were written-off in connection with the refinancing of our then-existing credit facility in July 2004. In addition deferred loan fees of $1.1 million were written-off as a result of loan prepayments made in December 2004 and March 2005.

     (d) Integration expenses represent one-time amounts incurred to integrate the operations and equipment of Red Simpson, which was completed in June 2005.

     (e) Option buyback expense refers to a $4.2 million charge arising from the repurchase of common stock options as part of our 2004 recapitalization.

     (f) Reflects the management fees paid to an affiliate of Lindsay Goldberg & Bessemer under our management advisory services agreement. In connection with our initial public offering, we agreed to terminate the management advisory services agreement for aggregate consideration of $4.0 million.

     (g) In connection with the acquisition of Red Simpson, we agreed to permit two members of Red Simpson's management to convert an aggregate of approximately $3.3 million of unvested deferred compensation into shares of restricted common stock valued at approximately $2.0 million. In connection with this transaction, we recognized compensation expense of approximately $1.3 million equal to the excess of the accelerated deferred compensation amount over the fair value of the stock acquired by those persons. We accelerated an amount of deferred compensation in excess of the value of the restricted stock purchased by such individuals to pay the individuals' income taxes arising from such transaction. The restricted stock expense adjustment consists of this $1.3 million of compensation expense, a $0.8 million charge arising from the repurchase of a portion of this restricted stock as a part of our 2004 recapitalization and a $0.3 million non-cash compensation expense resulting from the vesting of a portion of the remaining restricted stock.

     (h) Discontinued performance bonus reflects bonuses that were paid to certain members of Red Simpson's management and were discontinued in connection with the Red Simpson acquisition.

SOURCE  Pike Electric Corporation
    -0-                             09/14/2005
    /CONTACT:  Mark Castaneda, CFO of Pike Electric Corporation,
+1-336-719-4379/
    /Web site:  http://www.pike.com/